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                                                                   EXHIBIT 10.14


                          MANAGEMENT SERVICES AGREEMENT

                                     BETWEEN

                      LONG ISLAND INTERVENTIONAL CARDIOLOGY

                                       AND

                       DIAMOND PHYSICIAN MANAGEMENT, INC.

                            Dated as of July 1, 1996



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.    Retention of the Management Company............................  1

SECTION 2.    Term...........................................................  3

SECTION 3.    Management Services............................................  3

SECTION 4.    Joint Management Advisory Board................................  4

SECTION 5.    Obligations of the Medical Group...............................  4

SECTION 6.    Fees...........................................................  5

SECTION 7.    Insurance and Indemnity........................................  5

SECTION 8.    Termination....................................................  7

SECTION 9.    Non-Disclosure of Confidential Information.....................  9

SECTION 10.   Restrictive Covenants.......................................... 10

SECTION 11.   Inadequate Remedy at Law....................................... 11

SECTION 12.   Assignment..................................................... 11

SECTION 13.   Notices........................................................ 11

SECTION 14.   Benefits of Agreement; No Third Party
                     Beneficiaries........................................... 12

SECTION 15.   Governing Law and Arbitration.................................. 12

SECTION 16.   Headings....................................................... 13

SECTION 17.   Entire Agreement; Amendments................................... 13

SECTION 18.   Severability................................................... 13

SECTION 19.   Counterparts................................................... 13

SECTION 20.   Waivers........................................................ 13

SECTION 21.   Survival of Termination........................................ 13

SECTION 22.   Contract Modification for Prospective Legal
                     Events.................................................. 13

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                                   ATTACHMENTS

SCHEDULE I         --         Management Services

SCHEDULE II        --         Actual Costs

SCHEDULE III       --         Medical Group Expenses

SCHEDULE IV        --         Fees


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                             INDEX OF DEFINED TERMS

Term                                                                 Section
----                                                                 -------

Actual Costs............................................................3(b)
Additional Term.........................................................2(a)
Administrative Personnel.......................................Schedule I(5)
Applicable Law..........................................................3(c)
Authorized Officer......................................................1(d)
Average Quarterly Actual Costs..........................................8(c)
Base Burden Percentage.....................................Schedule IV(3)(c)
Base Term..................................................................2
Billing Fee................................................Schedule IV(3)(c)
Burden Amount..............................................Schedule IV(3)(b)
Business............................................................Preamble
Competitive Business...................................................11(b)
confidential or proprietary information................................10(b)
Documents...............................................................1(d)
Effective Date.............................................................2
Force Majeure Event.....................................................3(c)
Indemnified Party.......................................................7(d)
Indemnified Person......................................................7(d)
Indemnifying Party......................................................7(d)
JMAB....................................................................4(a)
Managed Care Payment..........................................Schedule IV(4)
Management Company..................................................Preamble
Management Company Disclosees..........................................10(a)
Management Fee................................................Schedule IV(2)
Management Services.....................................................1(a)
Management Company Bank.................................................1(g)
Medical Group.......................................................Preamble
Medical Group Account...................................................1(g)
Medical Group Bank......................................................1(g)
Medical Group Disclosees...............................................10(a)
Medical Group Representatives...........................................4(a)
Medical Personnel..............................................Schedule I(6)
Medical Services....................................................Preamble
Operating Account.......................................................1(g)
Period.....................................................Schedule IV(3)(a)
Physician Employees............................................Schedule I(6)
Physician Partners.............................................Schedule I(6)
Potential Transaction...................................................7(a)
Reimbursement Fee.............................................Schedule IV(1)
Renewal Term...............................................................2
Savings....................................................Schedule IV(3)(b)
Section 17 coverage.....................................................8(a)
Sublicense Agreement....................................................8(b)
Term.......................................................................2
Third Party............................................................21(b)
Transfer...............................................................21(b)


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                                             MANAGEMENT SERVICES AGREEMENT
                                             dated as of July 1, 1996, between
                                             LONG ISLAND   INTERVENTIONAL
                                             CARDIOLOGY, a New  York partnership
                                             (the "Medical Group"), and
                                             DIAMOND PHYSICIAN MANAGEMENT, INC.,
                                             a Delaware corporation (the
                                             "Management Company").

     The Medical Group is a New York partnership involved in providing interventional cardiology medical services (the "Medical Services") to the general public. The Management Company is a corporation engaged in the business of providing administrative, financial, marketing, information technology and operational services to professional medical organizations (the "Business"). The Management Company and the Medical Group desire to enter into this Agreement, pursuant to which, among other things, the Management Company will render management services to the Medical Group.

     ACCORDINGLY, the Medical Group and the Management Company agree as follows:

     SECTION 1. Retention of the Management Company. (a) The Medical Group hereby retains the Management Company to provide the management, financial, marketing, information technology, operational and administrative services (the "Management Services") described on Schedule I, and the Management Company accepts such retention, upon the terms and subject to the conditions set forth herein.

     (b) During the term of this Agreement, the Management Company shall be the exclusive provider of the Management Services utilized by the Medical Group. Notwithstanding anything contained herein to the contrary, (i) the Management Company and the Medical Group intend to act and perform with respect to each other as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties and (ii) the Management Company is hereby engaged solely to provide the Management Services to the Medical Group and shall not interfere with, control, direct or supervise the Medical Group or any licensed medical professional employed thereby in connection with the provision of the Medical Services.

     (c) The parties agree that the benefits to the Medical Group hereunder do not require, are not payment for and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by the Management Company to any of the Medical Group's patients in any medical facility or laboratory controlled, managed or operated by the Management Company or to any other medical practice to which the Management Company or its affiliates provides non-medical management services.


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     (d) The Medical Group and the Management Company acknowledge that certain federal and state statutes severely restrict or prohibit the Management Company from providing medical services. Accordingly, during the Term, the Management Company represents and warrants that it shall not provide or otherwise engage in services or activities which constitute the practice of medicine, as defined in Applicable Law (as defined below), except in compliance therewith.

     (e) The Management Company shall not interfere with the exercise of professional judgment by any Medical Personnel (as defined below) nor shall the Management Company interfere with, control, direct or supervise any health care provider in connection with the provision of Medical Services. The foregoing sentence shall not preclude the Management Company from assisting the Medical Group in the development of professional protocols and monitoring compliance with policies and procedures that have been instituted in accordance with this Agreement.

     (f) The Medical Group hereby designates and appoints the Management Company to be the agent of the Medical Group during the Term to perform the following duties and for those purposes incidental thereto, all of which shall be performed in a manner reasonably acceptable to the Medical Group: (i) to bill patients and third party payors in the Medical Group's name and on its behalf;
(ii) to collect accounts receivable resulting from such billing; (iii) to receive payments and prepayments from the Medical Group's patients, Blue Cross and Blue Shield organizations, insurance companies, health care plans, Medicare, Medicaid, HMO's and any and all other third party payors; (iv) to take possession of and deposit in the name of the Medical Group in accordance with
Section 1(g) (and/or in the name of any partner of the Medical Group or an individual physician, if such payment is intended for purposes of payment of such partner's or physician's bill) any notes, checks, money orders, insurance payments, cash, cash equivalents and other instruments received in payment of accounts receivable; and (v) to initiate, with the reasonable and timely consent of the Medical Group, the institution of legal proceedings in the name of the Medical Group to collect any accounts and monies owed to the Medical Group, to enforce the rights of the Medical Group as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. The Management Company, in its capacity as agent pursuant to this
Section 1(f), shall not have any duties or responsibilities except those expressly set forth in Sections 1(f)(i) through (v) above. From time to time at the Management Company's request, the Medical Group shall make available to the Management Company an authorized officer (the "Authorized Officer") of the Medical Group to sign any letters, checks, instruments or other documents (the "Documents") on behalf of the Medical Group that are necessary for the Management Group to


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perform its duties as agent under this Section 1(f) and the Management Services.
If the Management Company notifies the Medical Group that the Authorized Officer is not signing the Documents in a timely manner, the Management Company shall not be liable for any failure to perform its duties as agent hereunder or failure to perform the Management Services arising from the failure of the Authorized Officer to sign the Documents in a timely manner.

     (g) The Management Company shall deposit in such bank (the "Medical Group Bank") as the Medical Group designates, in an account in the Medical Group's name (the "Medical Group's Account"), all monies collected by the Management Company for or on behalf of the Medical Group in connection with the Medical Group's provision of Medical Services. The Medical Group, on a weekly basis, shall instruct the Medical Group Bank to transfer funds in the Medical Group's Account necessary to pay the Management Fee (as defined in Schedule IV) (less the amount necessary to avoid the payment of bank charges or fees relating to the failure to maintain a minimum balance in the Medical Group's Account) to a bank (the "Management Company Bank") designated by the Management Company, to an account in the Management Company's name (the "Operating Account"). The Management Company will disburse such monies from the Operating Account as required pursuant to this Agreement. All interest earned on the Reimbursement Fee on deposit in the Operating Account shall be for the account of the Medical Group and all interest earned on the Billing Fee on deposit in the Operating Account shall be for the account of the Management Company.

     SECTION 2. Term. The base term (the "Base Term") of this Agreement will be for five years commencing on the date hereof (the "Effective Date") and will be automatically extended for successive two-year renewal terms (each a "Renewal Term" and together with the Base Term, the "Term") unless either party provides written notice of termination at least 90 days but no more than 180 days prior to the end of any such Renewal Term.

     SECTION 3. Management Services. (a) The Management Company shall be the manager and administrator of the Management Services for the Medical Group. The Management Company shall have no authority, directly or indirectly, to perform, and shall not perform, any medical function. The Management Company may, however, advise the Medical Group as to the relationship between its performance of medical activities and the administrative and business functioning of its practice.

     (b) The Management Company shall provide the Management Services and pay on behalf of the Medical Group on a timely basis the costs and expenses (the "Actual Costs") described on Schedule II relating to the Management Services.
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     (c) The Management Company shall not be liable to the Medical Group for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, changes in any provision of laws, statutes, ordinances, rules, regulations, permits, certificates, writs, decrees or orders of any governmental authority ("Applicable Law"), changes in the reimbursement rates payable for medical services by third party payors or other events over which the Management Company has no control (each, a "Force Majeure Event") for so long as such events continue; provided, that the Management Company continues to perform such services during the continuance of a Force Majeure Event to the full extent it is reasonably capable of doing so under the circumstances.

     (d) Nothing in this Agreement shall be construed to affect or limit in any way the professional discretion of the Medical Group to select and use facilities, equipment, computer hardware or software, furnishings, inventory and supplies purchased by the Management Company in accordance with the terms of this Agreement insofar as such selection or use constitutes or might constitute the practice of medicine. THE MEDICAL GROUP ACKNOWLEDGES THAT THE MANAGEMENT COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OR ADEQUACY OF ANY FACILITIES, EQUIPMENT, COMPUTER HARDWARE, COMPUTER SOFTWARE, FURNISHINGS, INVENTORY OR SUPPLIES PROVIDED PURSUANT TO THIS AGREEMENT FOR THE CONDUCT OF A MEDICAL PRACTICE OR FOR ANY OTHER PARTICULAR PURPOSE, EXCEPT THAT THE MANAGEMENT COMPANY DOES REPRESENT AND WARRANT TO THE MEDICAL GROUP THAT THE EQUIPMENT, COMPUTER HARDWARE AND COMPUTER SOFTWARE THAT THE MANAGEMENT COMPANY SELECTS FOR USE BY THE MEDICAL GROUP SHALL BE SUITABLE AND ADEQUATE FOR USE BY THE MEDICAL GROUP FOR SUCH INTENDED USES.

     SECTION 4. Joint Management Advisory Board. The parties shall establish a joint management advisory board (the "JMAB") which shall be responsible for developing management and administration policies for the overall operation of the Medical Group. The JMAB shall initially consist of five members. The Management Company shall designate two members of the JMAB reasonably acceptable to the Medical Group. The Medical Group shall designate, in its sole discretion, three members (the "Medical Group Representatives") of the JMAB which Medical Group Representatives shall each be duly licensed and registered Physician Partners (as defined below). The Medical Group shall at any and all times maintain a simple majority of the members of the JMAB. All actions taken by, or decisions of, the JMAB shall require the vote of a majority of the members of the JMAB, including at least two of the Medical Group Representatives.

     SECTION 5. Obligations of the Medical Group. (a) The Medical Group shall ensure that each Medical Personnel providing medical care to patients of the Medical Group is duly licensed by and registered with the State of New York and any other state in which such Medical Personnel may provide medical care.



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     (b) The Medical Group shall have control of and responsibility for the compensation of its Medical Personnel, although, at the request of the Medical Group, the Management Company shall consult with the Medical Group regarding such matters. The Medical Group shall be responsible for the payment of salaries and wages, payroll taxes, benefits and all other taxes and charges now or hereafter applicable to such Medical Personnel.

     (c) The Medical Group and its Medical Personnel shall be solely responsible for the cost of membership in professional associations and continuing professional education.

     (d) The Medical Group shall obtain and maintain professional liability insurance for the Medical Group and its Medical Personnel and shall notify the JMAB in writing of any change or proposed change in the insurance status of any Medical Personnel within five business days of the Medical Group receiving notice of such change.

     (e) The Medical Group shall be solely responsible for all costs, fees and expenses related to the items and services listed on Schedule III.

     (f) The Medical Group shall not be liable to the Management Company for failure to perform any of the obligations contained herein except for the Medical Group's obligations pursuant to Sections 1(g), 6, 7(b), 7(d), 9, 10, 12, 13, 15 and 22.

     SECTION 6. Fees. (a) In consideration of the Management Services rendered by the Management Company, the Medical Group shall pay to the Management Company in arrears on the tenth business day of each month the fees set forth on
Schedule IV.

     (b) The Medical Group shall pay its obligations to the Management Company in a prompt and timely manner.

     SECTION 7. Insurance and Indemnity. (a) The Medical Group shall maintain comprehensive professional liability insurance at least sufficient to comply with any regulatory requirement and/or contractual requirement to which each Medical Personnel or the Medical Group may be subject and a separate limit for the Medical Group. If excess coverage is available to the Physician Partners or Physician Employees through their affiliate hospitals at no charge (referred to as "Section 17 coverage"), they shall obtain and maintain such excess coverage at all times during the Term. The Medical Group shall be responsible for all liabilities in excess of the limits of such policies.

     (b) The Medical Group shall indemnify, hold harmless and defend the Management Company, its officers,



                                      -5-
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directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) any acts or omissions of the Medical Group, its members or employees or (ii) any breach of or failure to perform any obligation under Sections 1(g), 6, 7(b), 7(d), 9, 10, 12, 13, 15 and/or 22 of this Agreement by the Medical Group and/or its partners, agents, employees and/or subcontractors (other than the Management Company) during the Term. In addition, the Medical Group shall reimburse the Management Company for any legal expenses incurred by reason of the Management Company or any affiliate thereof being named as a party to any suit or claim based upon Medical Services provided by the Medical Group, its members or employees, including, without limitation, any suit or claim arising from, relating to or in connection with the Medical Group's failure to perform its obligations set forth in Section 7(a).

     (c) The Management Company shall indemnify, hold harmless and defend the Medical Group, its officers, directors, partners, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Management Services, (ii) any other acts or omissions or (iii) any breach of or failure to perform any obligation under this Agreement by the Management Company and/or its partners, agents, employees and/or subcontractors (other than the Medical Group). In addition, the Management Company shall reimburse the Medical Group for any legal expenses incurred by reason of the Medical Group or any affiliate thereof being named as a party to any suit or claim based upon the Management Services provided by the Management Company, its members or employees.

     (d) (i) In the event any action, suit or proceeding is brought by a third party against the Medical Group or the Management Company (an "Indemnified Person"), with respect to which the Medical Group or the Management Company (an "Indemnifying Person") may have liability under this Section 7, the action, suit or proceeding shall, upon the written agreement of the Indemnifying Person that it is obligated with respect to such action, suit or proceeding, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) and, unless otherwise provided below, controlled by such Indemnifying Person. The Indemnified Person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless (A) the employment of such counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such


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action, suit or proceeding, (B) the Indemnifying Person shall fail actively and diligently to defend such action, suit or proceeding, (C) the Indemnified Person shall have reasonably concluded that such action, suit or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Section 7 or (D) the Indemnified Person shall have reasonably concluded that there may be one or more legal or equitable defenses available to the Indemnified Person which are different from or addition to those available to the Indemnifying Person, in any of which events the Indemnifying Person shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnified Person; provided, however, that: (I) the portion of any fees and expenses of such counsel involving matters beyond the scope of the indemnity agreement contained in this Section 7 shall be borne by the Indemnified Person and (II) the Indemnified Person shall not make any settlement of any action, suit or proceeding without the written consent of the Indemnifying Person, which consent shall not be unreasonably withheld. The Indemnified Person shall be kept reasonably informed of such action, suit or proceeding at all stages thereof whether or not they are so represented. The Indemnifying Person shall make available to the Indemnified Person and their attorneys and accountants al books and records of the Indemnifying Person relating to such action, suit or proceeding and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of such action suit or proceeding.

     (ii) The Indemnifying Person shall not make any settlement of any action, suit or proceeding without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld; provided, however, that in the event the Indemnified Person refuses to consent to a settlement acceptable to the Indemnifying Person which is capable of settlement by the payment of money only and the Indemnifying Person shall demonstrate to the reasonable satisfaction of the Indemnified Person their ability to pay such amount, the Indemnifying Person may pay the amount of the proposed settlement to the Indemnified Person and shall thereupon be released from any further liability with respect to such action, suit or proceeding.

     SECTION 8. Termination. (a) This agreement may be terminated by mutual written consent of the parties.

     (b) The Medical Group may terminate this Agreement effective immediately by giving written notice to the Management Company (i) in the event the Management Company materially defaults in the performance of any duty or obligation imposed on it by this Agreement and such default shall continue for a period of 20 days after written notice thereof has been given to the Management Company by the Medical Group, (ii) in the event the Management Company materially defaults in the performance of any duty or obligation imposed on it by the Sublicense Agreement, dated the date hereof (the "Sublicense Agreement"), between the Management Company and the Medical Group, and such default shall continue for a period of 30 days after written notice thereof has been given to the Management Company by the Medical Group, (iii) in the event the Management Company files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under a federal or state bankruptcy, insolvency, reorganization or moratorium statute, or the Management Company is the subject of an involuntary petition in bankruptcy which is not set aside within 90 days after its filing or (iv) pursuant to Section 22.

     (c) The Medical Group may terminate this Agreement upon 90 days' prior written notice to the Management Company if (i) in any calendar year during the Term commencing with calendar year 1998, the Medical Group's net collected revenues per physician (determined by dividing the Medical Group's net collected revenues during such calendar year by the weighted average number of physicians in the Medical Group during the calendar year under consideration) is less than 80% of the Medical Group's net collected revenues per physician (determined on the same basis) in calendar year 1996, unless such reduction results from a Force Majeure Event or an action or series of actions within the reasonable control of the Medical Group or (ii) at any time commencing with the first calendar quarter in calendar year 1998, the Medical Group's Actual Costs per physician during any calendar quarter (determined by dividing the Medical Group's Actual Cost by the weighted average number of physicians in the Medical Group during the calendar quarter under consideration) exceed by more than 10% the Medical Group's average quarterly Actual Costs per physician during calendar year 1997 (adjusted for any increase in the Consumer Price Index for Medical Services for the Standard Metropolitan Statistical Area including New York City from and after June 30, 1998) (the "Average Quarterly Actual Costs") unless such excess results from a Force Majeure Event or additional or increased expenses approved in advance by the Medical Group; provided, however that in the event that the Medical Group expands to include more noninterventional cardiologist physicians or other generalist or specialist physicians, the Medical Group and the Management Company shall meet within 60 days thereafter and mutually agree upon a different percentage in clause (i) above and a higher percentage in clause (ii) above. Notwithstanding the foregoing, the Medical Group shall not have the right to terminate this Agreement pursuant to clause (ii) of the immediately preceding sentence if the Management Company agrees to a reduction in the Management Fee in respect of such calendar quarter in an amount necessary to reduce such excess over the Average Quarterly Actual Costs to 10%, or such higher percentage as mutually agreed upon by the parties, or less.

     (d) The Management Company may terminate this Agreement effective immediately by giving written notice to the

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Medical Group (i) in the event the Medical Group shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of 20 days after written notice thereof has been given to the Medical Group by the Management Company, (ii) in the event the Medical Group shall materially default in the performance of any duty or obligation imposed upon it by the Sublicense Agreement and such default shall continue for a period of 30 days after written notice thereof has been given to the Medical Group by the Management Company, (iii) in the event the Medical
Group files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under a federal or state bankruptcy, insolvency, reorganization or moratorium statute, or the Medical Group is the subject of an involuntary petition in bankruptcy which is not set aside within 90 days after its filing or (iv) pursuant to Section 22.

     (e) The Management Company may terminate this Agreement upon 90 days' prior written notice to the Medical Group if in any calendar year during the Term commencing with calendar year 1998, the Medical Group's net collected revenues per physician (determined by dividing the Medical Group's net collected revenues during such calendar year by the weighted average number of physicians in the Medical Group during the calendar year under consideration) is less than 80% of the Medical Group's net collected revenues per physician (determined on the same basis) in calendar year 1996 unless such reduction results from a Force Majeure Event or an action or series of actions within the reasonable control of the Management Company; provided, however that in the event that the Medical Group expands to include more non-interventional cardiologist physicians or other generalist or specialist physicians, the Medical Group and the Management Company shall meet within 60 days thereafter and mutually agree upon a different percentage in this Section 8(e).

     (f) If the Management Company terminates this Agreement pursuant to Section 8(d), the Medical Group's right to participate in the Rollup (as defined in Section 3 of the Stockholders' Agreement, dated the date hereof, among the Management Company and the Stockholders listed on Schedule I thereto) shall immediately terminate.

     SECTION 9. Non-Disclosure of Confidential Information. (a) Neither the Medical Group, its Medical Personnel, other employees, consultants, representatives or agents (the "Medical Group Disclosees") nor the Management Company, its employees, consultants, representatives or agents (the "Management Company Disclosees") shall, at any time after the execution and delivery hereof, directly or indirectly disclose any confidential or proprietary information relating to the other party hereto to any person, firm, corporation, association or other entity, nor shall the Medical Group Disclosees or the Management Group Disclosees make use of any of such confidential or proprietary information

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for its or their own purposes or for the benefit of any person, firm, corporation or other entity except the other party hereto or any subsidiary or affiliate thereof. The foregoing obligation shall not apply to any information which the Medical Group Disclosees or the Management Company Disclosees, as the case may be, can establish to have (i) become publicly known without breach of this Agreement by it or them, (ii) been known to the Medical Group Disclosees, or any of them, prior to disclosure by the Management Company or (iii) to have been given to the Medical Group by a third party who is not obligated to maintain the confidentiality of such information.

     (b) The term "confidential or proprietary information" shall mean all information which is known to the Medical Group Disclosees or the Management Company Disclosees, as the case may be, which relates to this Agreement or matters such as patient medical records and charts, trade secrets, books and records, supplies, pricing and cost information, marketing plans, strategies and forecasts. Nothing contained herein shall prevent the Medical Group Disclosees or the Management Company Disclosees, as the case may be, from furnishing confidential or proprietary information pursuant to a direct order of a court or governmental authority of competent jurisdiction. In the event that the Medical Group Disclosees or the Management Company Disclosees are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential or proprietary information, the Medical Group Disclosees or the Management Company Disclosees, as the case may be, shall provide the other party hereto with prompt written notice thereof so that the other party hereto may seek a protective order, confidential treatment of such confidential or proprietary information or other appropriate remedy.

     SECTION 10. Restrictive Covenants. The Medical Group acknowledges and recognizes the highly competitive nature of the business of the Management Company and that goodwill is an essential asset of the Management Company. Accordingly, during the Term, the Medical Group shall not (i) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as an employer, owner, consultant, partner or other participant in any Competitive Business, (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), (iii) employ or otherwise induce employees of the Management Company to terminate their employment with the Management Company or engage in any Competitive Business or (iv) induce customers or vendors of the Management Company to alter or terminate their business relationship with the Management Company. As used herein, the term "Competitive Business" shall mean any business which, directly or indirectly, competes with the Management Company in the provision of management services to professional medical organizations; provided, however, that the provisions of this Section 10 will not be deemed breached merely because the Medical

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Group owns not more than 2% of the outstanding equity securities of an entity if, at the time of the acquisition of such equity securities, such securities are listed on a national securities exchange, the NASDAQ National Market System, the NASDAQ SmallCap System or are regularly traded in the over-the-counter market.

     SECTION 11. Inadequate Remedy at Law. The Management Company and the Medical Group acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of Sections 9 or 10 shall be inadequate either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to any remedies available at law. If any provision of Section 10 relating to the restrictive period and/or the scope of activity restricted shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope of activity restricted such court deems reasonable and enforceable under Applicable Law, the time period and/or scope of activity restricted held to be reasonable and enforceable by such court shall thereafter be the restrictive period and/or scope of activity restricted applicable to the restrictive covenant provisions in Section 10. The invalidity or non-enforceability of Sections 9 or 10 in any respect shall not affect the validity or enforceability of the remainder of Sections 9 or 10 or of any other provisions of this Agreement.

     SECTION 12. Assignment. The Management Company shall have the right to assign its rights and delegate its duties hereunder to any affiliated entity of the Management Company (provided that the Management Company shall continue to remain responsible for the performance of its obligations under this Agreement) and the Medical Group shall have the right to assign its rights and delegate its duties hereunder to a successor entity. Except as set forth in the preceding sentence, neither the Management Company nor the Medical Group shall assign its rights hereunder without the prior written consent of the other party.

     SECTION 13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, sent by facsimile or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     if to the Management Company, to:

          Diamond Physician Management, Inc.
          c/o Advanced Health Corporation
          560 White Plains Road, 2nd Floor
          Tarrytown, New York  10591
          Facsimile:  (914) 332-1186
          Attention:  Chief Operating Officer
     with a copy to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          New York, New York  10112
          Facsimile:  (212) 408-2420
          Attention:  John J. Suydam, Esq.

     if to the Medical Group, to:

          Long Island Interventional Cardiology
          100 Port Washington Boulevard
          Roslyn, New York  11576
          Facsimile:  (516) 627-1198
          Attention:  Ronnie Hershman, M.D.

     with a copy to:

          Squadron, Ellenoff, Plesent & Sheinfeld, LLP.
          551 Fifth Avenue
          New York, New York 10176
          Facsimile: (212) 697-6686
          Attention: Stephen J. Gulotta, Jr., Esq.

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile, on the next business day after the date when sent and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

     SECTION 14. Benefits of Agreement; No Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of any successors to or permitted assigns of the Management Company and the Medical Group. None of the agreements, representations or other provisions contained herein shall be for the benefit of any person or entity not a party to this Agreement.

     SECTION 15. Governing Law and Arbitration. (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the laws and principles thereof, or of any other jurisdiction, which would direct the application of the laws of another jurisdiction. The parties hereto shall act in good faith and shall refrain from taking any actions to circumvent or frustrate the provisions of this Agreement.

     (b) All disputes, controversies, differences or claims arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be finally settled by binding arbitration in New York, New York pursuant to the arbitration rules of the American Arbitration Association. Arbitration shall take place before one arbitrator appointed in accordance with such rules. The governing law of the arbitration shall be the law set forth in Section 15(a). Any award or decision rendered by the arbitrator shall clearly set forth the factual and legal basis for such award or decision. Judgment on the award or decision rendered by the arbitrator shall be non-appealable and enforceable in any court having jurisdiction thereof. The costs of the arbitration, including administrative, legal and arbitrator fees, shall be borne by the losing party, or according to the discretion of the arbitrator if the parties disagree as to which party is the losing party under the award or decision.

     SECTION 16. Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

     SECTION 17. Entire Agreement; Amendments. This Agreement, the Stockholders Agreement dated the date hereof, between the Management Company and the stockholders listed on Schedule I thereto, and the Sublicense Agreement contain the entire understanding of the parties with respect to its subject matter, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

     SECTION 18. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     SECTION 19. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 20. Waivers. Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 21. Survival of Termination. Notwithstanding anything contained herein to the contrary, Sections 7(b), 7(c), 7(d), 8(e), 9, 11, 12, 13, 14, 15,
16, 17, 18, 19, 20 and this Section 21 shall survive any termination or expiration of this Agreement.

     SECTION 22. Contract Modification for Prospective Legal Events. In the event any Applicable Law, now existing or enacted or promulgated after the Effective Date, is interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such Applicable Law, the Medical Group and the Management Company shall amend this Agreement as necessary to avoid such violation. To the maximum extent possible, any such amendment shall preserve the underlying allocation of responsibilities, economic and financial arrangements between the Medical Group and the Management Company. If such an amendment is not possible, either party shall have the right to terminate this Agreement without penalty and in good faith so as not to cause unnecessary harm to the other party.

                                    *   *   *

     IN WITNESS WHEREOF, the parties have duly executed this Management Services Agreement as of the date first above written.

                                             LONG ISLAND INTERVENTIONAL
                                             CARDIOLOGY

                                             By: Ronnie Hershman, M.D., P.C.,
                                                 Its General Partner

                                             By: /s/ [signature unreadable]
                                                -------------------------------
                                                Name:
                                                Title: President

                                             DIAMOND PHYSICIAN MANAGEMENT, INC.


                                             By:_______________________________
                                                Name:
                                                Title:

                                                                      SCHEDULE I
                                                to Management Services Agreement


                               Management Services

     The Management Services to be provided by the Management Company to the Medical Group shall consist of the following services:

          (1) Facilities Management. The Management Company shall provide or arrange for the provision of all facilities management services, including, without limitation, the negotiation of real or personal property leases, repairs, maintenance and improvements, procurement of property insurance, utility services (including telephone, electric, gas and water), janitorial services and refuse disposal. The forms, terms and provisions of all material contracts, agreements, instruments and other documentation related thereto shall be subject to the prior written approval of the Medical Group;

          (2) Finance and Accounting. The Management Company shall provide for the provision of all financial and accounting functions necessary for the operation of the Medical Group, including, without limitation, creation and maintenance of bank accounts and disbursement of payables and shall provide financial and accounting reporting on a monthly basis within 15 days after the end of each month;

          (3) Billing and Collection. (a) The Management Company shall provide the following billing and collection services and reports to the Medical
     Group:

               (i) Weekly initiation of billing cycles, generation of statements, third-party carrier and governmental program claim forms, collection notices and payment inquiries.

              (ii) Prior to mailing, all bills will be verified against source documents in order to eliminate delay in payments as much as possible.

             (iii) Billing actions will be prioritized by patient financial class and not by physician provider or location of service.

              (iv) All statements will be mailed within seven days of receipt of the charge and other necessary information.

               (v) Billing statements will be completed containing all detail on open items as well as payments, adjustments and information requests.

              (vi) Payments received will be deposited daily into the Medical Group's trust account (the "Trust Account").

             (vii) Posted payments will be verified against Trust Account deposit tickets on a weekly basis.

            (viii)  Follow up on billings which shall include:

                    (A) Automatic insurance inquiries on all third-party carrier accounts if payment is not received within 45 days or such shorter period required under the applicable third-party carrier contractual arrangement from initial billing.

                    (B) Telephone calls will be placed to insurance carriers on all accounts over $75 (long distance included) 45 days from initial billing if no payment has been received.

                    (C) Governmental program charges which are denied by the intermediary will be appealed.

                    (D) Daily skiptracing will be performed to ascertain correct mailing addresses on all mail returned due to incorrect addresses.

              (ix) The Management Company will provide, monthly and otherwise as reasonably requested, in a usable format all the following reports which can be sorted and produced by provider or payor class:

                    (A)       Accounts Receivable Summary
                    (B)       Practice Revenue Analysis
                    (C)       Accounts Receivable Status Reports
                    (D)       Account Aging Summary
                    (E)       Collection Ratio Report
                    (F)       Provider Activity Report
                    (G)       Insurance Utilization (as needed)
                    (H)       Payor Contract Evaluation (as needed)

               (x) The Management Company employees will be cross-trained for each billing function, including data entry, billing, follow up, correspondence, filing, collections, cash receipts, supervision, litigation, and insurance.

              (xi) The Management Company will supervise collection agency follow up after the Medical Group has approved write offs, at the Medical Group's option as set forth below.

          (b) The Medical Group and Management Company shall jointly formulate and agree upon guidelines to be used for the following billing/collection activities contemplated under this Agreement:

               (i) The terms and conditions upon which periodic payments to the Medical Group will be allowed.

              (ii) The timing and content of all demand letters to accounts of the Medical Group.

             (iii) Terms and conditions under which accounts can be turned over to collection agencies for further action by Management Company.

              (iv) Terms and conditions upon which the Management Company may write off appropriate accounts of the Medical Group and other terms and conditions upon which discounts or other reductions of the Medical Group accounts can be made by Management Company;

     (4) Information Management. The Management Company shall provide or arrange for the provision of all of the Medical Group's information management services. The Management Company shall protect the confidentiality of patient medical records to the extent required by Applicable Law, but in no event shall such protection be less than the protection given thereto pursuant to the Medical Group's own internal practices and procedures which shall have been documented in writing and delivered to the Management Company from time to time; provided, however, that in no event shall an inadvertent and immaterial breach of such confidentiality be deemed a default under this Agreement;

     (5) Personnel. The Management Company shall retain and provide or arrange for the retention and provision of all non-professional administrative, support, clerical, laboratory, secretarial, bookkeeping and collection personnel (collectively, "Administrative Personnel") necessary for the conduct of the Medical Group's business operations. The Management Company shall determine and pay the salaries and fringe benefits of Administrative Personnel. The Management Company shall provide administrative services such as scheduling, personnel policies and payroll administration for Administrative Personnel;

     (6) Medical Personnel Recruiting and Payroll. Subject to Section 5(b) of the Agreement, the Management Company shall, with the Medical Group's prior express approval, recruit (i) physician partners of the Medical Group (the "Physician Partners"), (ii) physician employees (the "Physician Employees") and
(iii) other professional personnel (the Physician Partners and Physician Employees together with any other professional personnel collectively referred to herein as, the "Medical Personnel") to work for the Medical Group as may be necessary for the Medical Group to provide the Medical Services. The decision to hire any Medical Personnel shall be made by the Medical Group in its sole and absolute discretion. The Management Company shall provide payroll administration services for all Medical Personnel engaged by the Medical Group;

     (7) Personnel Verification. With respect to each Physician Partner and Physician Employee, the Management Company shall verify educational and employment experience, licensure and insurability and shall review and provide the Medical Group with copies of any complaints contained in public files of applicable state and federal sanctioning commissions. The Management Company shall use due diligence in providing personnel verification services but in no event shall a breach of such obligation be deemed a default under this Agreement and the Management Company shall have no liability to the Medical Group or others in the event any information is inaccurate or incomplete;

     (8) Insurance. Subject to the Medical Group's prior express approval, the Management Company shall negotiate on behalf of the Medical Personnel the insurance coverage as described in Section 7(a);

     (9) Taxes. The Management Company shall provide the Medical Group and each Physician Partner with access to all information necessary for the Medical Group and each Physician Partner to prepare its or his annual income tax returns and its or his annual and interim financial statements. The Management Company shall have no responsibility for (i) the payment of the Medical Group's or any Physician Partner's federal, state or local income or other taxes or (ii) the preparation of any tax returns for the Medical Group or any Physician Partner;

     (10) Inventory and Supplies. The Management Company shall order and purchase inventory, supplies and other ordinary or appropriate materials as the Medical Group deems to be necessary for it to carry out its professional medical activities on behalf of the Medical Group;

     (11) Files and Records. The Management Company shall supervise custody of all files and records relating to the operation of the business of the Medical Group, including, without limitation, accounting, billing, collection and patient medical records. Business records of the Medical Group created and/or maintained by the Management Company shall be the property of the Medical Group and shall at all times be located at a location that is readily accessible to the parties, and at the end of the Term shall be returned to the Medical Group and the Management Company shall not retain any copies thereof without the express written consent of the Medical Group. Patient medical records shall at all times be and remain the property of the Medical Group and shall be located at a location that is readily accessible for patient care. The Management Company shall preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the Management Services; provided, however, that in no event shall an inadvertent and immaterial breach of such confidentiality be deemed a default under this Agreement;

     (12) Managed Care. The Management Company shall solicit; negotiate and administer (including, without limitation, the administration of all billings, capitation payments and collections) managed care contracts on behalf of the Medical Group and shall consult with the Medical Group on all professional and clinical matters relating thereto; including, without limitation, fee schedules, charges and capitation amounts; provided, however, that each managed care contract entered into by the Medical Group shall be approved in writing by the Medical Group;

     (13) Education. The Management Company shall develop and implement community out-reach programs and public relations programs designed to educate the patient population regarding the Medical Group, the availability of its medical services and the availability and terms of any managed care programs in which the Medical Group participates. The programs shall be conducted in compliance with the Applicable Law governing advertising by the medical profession; and

     (14) Non-medical Management Support. The Management Company shall provide all other non-medical management support for the Medical Group, including, without limitation, assisting with the development and implementation of a strategic growth and business development plan for the Medical Group and the preparation of accounts receivables, accounts payables, aging, collections and quality/utilization review reports.

                                                                     SCHEDULE II
                                                to Management Services Agreement

                        Actual Costs of the Medical Group

Non-Medical Personnel Payroll and Administration (including
Payroll Taxes and Benefits Administration)
Rents
Telephone-Communications
Telecommunications (i.e., dedicated high speed leased lines for data transmission)
Practice and Clinical Management Software Maintenance
Insurance - Inc. Malpractice
Office Expense
Payroll Service
Repairs & Maintenance
Equipment Lease
Advertising
Legal/Accounting/Prof. Fees (other than legal, accounting and professional fees of the Medical Group not related to the Management Services)
Auto Lease/Garage
Outside Office Service
Bank Charges
Medical Supplies
Commercial Rent Tax
Hospital Fees
Billing and Collection Services

                                                                    SCHEDULE III
                                                to Management Services Agreement

                             Medical Group Expenses

Medical Personnel Salaries and Professional Expenses
Medical Personnel Payroll Tax and Benefits
Outside Service Professional/Medical/Technical Fees
Medical Personnel Pension Expense
Workers Comp/DBL Insurance/Life for Medical Personnel
Conference Cost/Travel & Entertainment
Dues, Licenses and Subscriptions
Legal/Accounting/Professional Fees Not Related to the Management
Services
Contributions
Franchise Taxes

                                                                     SCHEDULE IV
                                                to Management Services Agreement

                                      Fees

          1.   Reimbursement Fee.  In consideration of Management Services
               -----------------
rendered by the Management Company, the Medical Group shall pay to the Management Company on the fourth business day of each week during the Term a reimbursement fee (the "Reimbursement Fee") equal to the costs and expenses set forth on Schedule II actually incurred by the Medical Group during the preceding
         -----------
week.

          2.   Billing Fee; Management Fee.  In consideration of the billing and
               ---------------------------
collection services rendered by the Management Company, the Medical Group shall pay to the management Company in arrears on the tenth business day of each month during the Term a billing fee (the "Billing Fee" and together with the
Reimbursement Fee collectively, the "Management Fee") equal to [     ]* of the
Medical Group's net collected revenues for the previous month.

          3.  Adjustments.  (a)  The Management Fee payable on July 1, 1997 and
              -----------
each January 1 and July 1 thereafter during the Term shall be adjusted by andy Savings (as defined below) realized during the six-month period immediately preceding such date (each, a "Period").

               (b)  The Savings shall be an amount equal (i) an amount equal to
(A) the Base Burden Percentage (as defined below) multiplied by (B) the
                                                  ----------
aggregate collected revenue of the Medical Group for the preceding Period (the "Burden Amount") minus (ii) the aggregate Management Fees paid by the Medical
                 -----
Group to the Management Company during the preceding period (the "Base Cost"). If the burden Amount exceeds such Period's Base Cost (the "Savings"), the Medical group and the Management Company shall share such Savings 50 percent or the account of the Medical Group and 50 percent for the account of the Management Company.

               (c) The Medical Group and the Management Company shall calculate and agree upon a base burden percentage for the Medica Group as of January 1, 1997 (the "Base Burden Percentage"). The Base Burden Percentage shall be calculated by dividing (i) the aggregate Reimbursement Fees paid by the Medical
              --------
Group to the Management Company from the date hereof through December 31, 1996 by (ii) the aggregate collected revenues of the Medical Group from the date hereof through December 31, 1966.

          4.   Risk-Based Contracts.  For each risk-based contract that the
               --------------------
Medical Group enters into directly with a payor, the Medical Group shall pay to the Management Company an amount (the "Managed Care Payment") equal to the amount received by the Medical Group from the payor pursuant to such contract.

          The Management Company shall reimburse the Medical Group the Managed Care Payment less a percentage of the savings recognized by the Medical Group from the administration of such contract which percentage will be mutually agreed upon by the parties on a contract-by-contract basis. Upon the request of the Medical Group, the parties shall meet and mutually agree upon additional security to be provided by the Management Company to the Medical Group to secure the Management Company's reimbursement obligations to the Medical Group in connection with a risk-based contract entered into by the Medical Group.




------------
* Omitted pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

          5.   Information Systems.  In consideration of the hardware, software
               -------------------
and other services listed below provided by the Management Company to the Medical Group on a turnkey basis for the Medical Group's practice management information systems, the Medical Group shall pay to the Management Company a
monthly fee of [     ]* per physician user for 60 months.

     Hardware:
     --------

     -    1-Router and Communication Pack
     -    Personal Computers and Monitors
     -    -    5-Billing and Collection Functions
     -    -    3-Registration and Scheduling Functions
     -    -    2-Word-processing and Transcription
     -    -    9-Individual Physician's Office
     -    2-Laser Printer, Dot Matrix and Stand Package for IDX
     -    2-Laser printer for all other functions
     -    3-Personal Digital Assistant (PDA) Fugitsu
     -    1- (PDA) Base Station (Wireless Access Point)
     -    Cabling of entire office suite

     Software
     --------

     - IDX software and license covering all current physicians in practice
     -    Med-E-Practice software and license
     - Microsoft Office Package for all P.C.s (Microsoft Word, Excel, Powerpoint and Access)
     -    E-Mail

     Services
     --------

     -    Installation
     -    MFS Service
     -    IDX Maintenance
     -    Med-E-Practice Maintenance
     -    Data Conversion
     -    Physician Training and Support on Med-E-Practice
     - Physician and Staff Training and Support on all products provided
     - Access to Advanced Health Server to provide Med-E-Practice and E-Mail communications











--------
* Omitted pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.